Filed Pursuant to Rule 424(b) and (c)
Registration No. 333-48336

SUPPLEMENT NO. 1

TO

POST-EFFECTIVE AMENDMENT NO. 3

TO

FORM SB-2 REGISTRATION STATEMENT

DATED JANUARY 31, 2002

MOBILE PET SYSTEMS, INC.

18,269,500 Shares of Common Stock

This supplement contains information that you should read in conjunction with our Post-effective Amendment No. 3 to Form SB-2 Registration Statement dated January 31, 2002, (the “Registration Statement”) which is attached.

On July 12, 2002 (the “Closing Date”), Mobile PET Systems, Inc. (“Mobile PET”) entered into a Share Purchase Agreement (“Agreement”) with, and consummated the sale to, Integrated Healthcare Management, SA, an unrelated Luxembourg company (“Purchaser”), of all the common stock of two wholly owned subsidiaries of Mobile PET, namely The London P.E.T. Centre Limited and Mobile P.E.T. Leasing Limited (collectively, “London PET”). Mobile PET received a total of US$2,200,000 in connection with this transaction, less an escrow deposit of US$250,000 held pending confirmation of the June 30, 2002 audited accounts of London PET. Paul Crowe, an officer and director of Mobile PET, is a party to the Agreement for purposes of making certain representations and warranties. The Agreement includes certain covenants restricting the activities of Mobile PET and Mr. Crowe for 3 years in the United Kingdom, Channel Islands, Isle of Man and the Republic of Ireland.

This modifies the following sections of the Registration Statement:

1.	Management’s Discussion and Analysis of Plan of Operations (Overview, third paragraph, on page 31).

2.	Description of Property (third paragraph, on page 34).

3.	Certain Relationships and Related Transactions (third paragraph, on page 36).

4.	Executive Compensation—Employment and Consulting Agreements (fourth paragraph, on page 42).

The date of this supplement is July 26, 2002